Exhibit 99

      GREAT WESTERN LAND AND RECREATION CLOSES ON LAND FOR NEW DEVELOPMENT

    SCOTTSDALE, Ariz., March 17 /PRNewswire-FirstCall/ -- Great Western Land and Recreation Inc. (OTC Bulletin Board: GWES), a real estate development company with urban and ranch land in various stages of development in the Southwest, today announced it has acquired land in the desirable Galleria section of Houston. The company will design and construct a luxury townhome project on the land beginning immediately.

    David Weber, President and Chief Operating Officer, said, "While this project is in an area that is already extensively developed, the demand for this type of housing close to shopping, central amenities, and office complexes is very strong."

    Great Western expects to build nine townhomes on the half-acre site, with each townhome being approximately 2800 square feet in size. Prices for the townhomes are projected to be in the mid-$300,000's. Sales are expected to close before the end of 2005.

    About Great Western Land and Recreation
    Great Western Land and Recreation Inc. is a real estate development company based in Scottsdale, Arizona. The company's roots go back to one of the oldest mortgage and investment banking firms in Kansas. Great Western's activity is focused in two of the nation's fastest-growing major metropolitan areas, Houston and Phoenix. It is also developing a major ranch property in Arizona.

    Additional information is available at http://www.gwland.com.

    This news release may contain certain statements that constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are often characterized by the use of words such as "may," "believes," "plans," "will," "anticipates," "estimates," "expects," or "intends" or by discussions of strategy, plans or intentions. All forward-looking statements in this news release, including statements regarding sales, new projects and financing of capital expenditures, are made based on the company's current expectations and estimates, which involve risks, uncertainties and other factors that could cause results to differ materially from those expressed in forward-looking statements. These risks and uncertainties include, but are not limited to, general economic conditions, competitive factors, real estate market conditions, changing demographic conditions, adverse weather conditions and natural disasters, delays in construction schedules, the availability of qualified third-party contractors, cost overruns, changes in government regulations or requirements, increases in real estate taxes and other local government fees, the company's ability to locate new projects and to finance the acquisition and development of these projects on acceptable terms, changes in interest rates, the unpredictability of the timing of real estate sales and the cost of land, materials and labor. Additional information is included in the company's filings with the Securities and Exchange Commission, and can be found at http://www.sec.gov . Great Western Land and Recreation assumes no obligation to update any forward-looking statements to reflect anticipated or unanticipated events or circumstances occurring after the date of this news release.

SOURCE  Great Western Land and Recreation Inc.
    -0-                             03/17/2005
    /CONTACT: Jerome Joseph, Sr. V. P. and CFO of Great Western Land and Recreation, +1-480-949-6007, or Mike Arneth or Brien Gately of The Investor Relations Co., +1-847-296-4200/
    /Web site:  http://www.gwland.com /